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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): November 15, 2002

SYNAVANT INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	0-30822 (Commission File No.)	22-2940965 (IRS Employer Identification No.)

3445 Peachtree Road
Suite 1400
Atlanta, Georgia 30326
(Address of principal executive offices, including zip code)

(404) 841-4000
(Registrant's telephone number, including area code)

None.
(Former name or Former Address if
Changed Since Last Report)

ITEM 5. OTHER EVENTS.

        SYNAVANT Inc. (the "Company") received a notice from Nasdaq, dated November 5, 2002, indicating that the Company was not in compliance with Nasdaq's Marketplace Rule 4450(a)(5), because the Company's common stock failed to maintain the minimum bid price of $1.00 during the past 30 consecutive trading days. The Company has been granted until February 3, 2003 to regain compliance with Marketplace Rule 4450(a)(5). Compliance with the rule will be determined by the Nasdaq staff but generally requires that the closing bid price of the Company's common stock be at least $1.00 for a minimum of 10 consecutive trading days.

        The Nasdaq notice suggested that the Company may want to apply to transfer its securities to the Nasdaq SmallCap Market. If the Company should choose to make such an application and if its application is approved, the Company will be afforded a 180-day grace period from the date of the initial notice, which will extend the delisting determination until May 5, 2003. The Company also may be eligible for an additional 180-day grace period, or until October 31, 2003, provided that it meets the initial listing criteria for the Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A). If the Company should move to the Nasdaq SmallCap Market and it meets the minimum bid price requirement of $1.00 per share for 30 consecutive trading days and if it maintains compliance with all other continued listing requirements, then the Company may be eligible to transfer its listing back to the Nasdaq National Market.

        If the Company is unable to meet the minimum maintenance requirements during the initial grace period, or if its application to transfer to the Nasdaq SmallCap Market is denied, or if it should move to the Nasdaq SmallCap Market and be unable to meet the minimum maintenance requirements during the extended grace period, then the Company would be subject to delisting from the Nasdaq System. In that event, the Company would be notified of any Nasdaq staff determination to this effect and would then have the right to appeal such a delisting determination to the Nasdaq Listings Qualifications Panel.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAVANT INC.
Date: November 15, 2002	/s/ WAYNE P. YETTER Wayne P. Yetter Chief Executive Officer

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  ITEM 5. OTHER EVENTS.
SIGNATURE